EXHIBIT 3.11.1

MTH-HOMES NEVADA, INC.

ARTICLES OF AMENDMENT

Effective January 31, 2006

Pursuant to Section 10-1006 of the Arizona Business Corporation Act, MTH-Homes Nevada, Inc., an Arizona corporation (the “Corporation”) hereby adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: Article FIRST of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“FIRST: The name of the corporation is MERITAGE HOMES OF NEVADA, INC.”

SECOND: These Articles of Amendment were adopted on January 27, 2006 and are effective January 31, 2006.

THIRD: There is one voting group entitled to vote on the amendment. The designation, number of outstanding shares and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment is 1,000 shares of common stock.

FOURTH: The total number of votes cast for and against the amendment by the holders of the common stock (the only class of stock of the Corporation issued, outstanding and entitled to vote) was 1,000 shares “for,” and 0 shares “against,” which is sufficient for approval by all voting groups.

IN WITNESS WHEREOF, the undersigned have hereunto set their hand this 27th day of January 2006.

MTH-HOMES NEVADA, INC.

By:	/s/ C. Timothy White
Name:	C. Timothy White
Title:	Executive Vice President–General Counsel

By:	/s/ Larry W. Seay
Name:	Larry W. Seay
Title:	Executive Vice President–Assistant Secretary